Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

NAYA Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share (1)(2)	Maximum Aggregate Offering Price (1)(2)(3)	Fee Rate	Amount of Registration Fee (3)
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share
	Equity	Preferred Stock, $0.0001 par value per share
	Debt	Debt Securities
	Other	Warrants
	Other	Units (4)
	Total Offering Amounts					$100,000,000	0.0001476	$14,760.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$14,760.00

(1)	The proposed amount to be registered, maximum offering price per class of security and maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2)	This registration statement covers such indeterminate number of shares of common stock and preferred stock, and such indeterminate principal amount of debt securities, warrants, and units of NAYA Biosciences, Inc., as having an aggregate initial offering price not to exceed $100,000,000. The securities registered hereunder are to be issued from time to time at prices to be determined. In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act, as amended.

(4)	Each unit will be issued under a unit agreement and will represent an interest in two or more other securities, which may or may not be separable from one another.